As filed with the Securities and Exchange Commission on December 12, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEAGATE TECHNOLOGY HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	98-0232277 (I.R.S. Employer Identification Number)

P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands
(345) 949-8066
(Address, including ZIP Code and Telephone Number, Including Area Code, of Principal Executive Offices)

Seagate Technology Employee Stock Purchase Plan
(Full Titles of the Plan)

CT Corporation System
818 West Seventh Street, Suite 200
Los Angeles, California 90017
(800) 888-9207
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

William L. Hudson Executive Vice President, General Counsel 920 Disc Drive P.O. Box 66360 Scotts Valley, California 95067 (831) 438-6550	Stephen W. Fackler, Esq. Simpson Thacher & Bartlett 3330 Hillview Avenue Palo Alto, California 94304 (650) 251-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2) (3)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Statement Fee (3)

Seagate Technology Employee Stock Purchase Plan, Common Shares, par value $0.00001 per share	10,000,000	$9.88	$98,800,000	$9,090

(1)	The securities to be registered include options and rights to acquire common shares.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)
Estimated solely for the purposes of this offering under Rule 457(h). The Seagate Technology Employee Stock Purchase Plan established a purchase price equal to 85% of the fair market value of the registrant’s common shares, and, therefore, for registration purposes, the price for the shares under this plan is based on 85% of the average of the high and low price per share of the registrant’s common shares on the New York Stock Exchange on December 11, 2002.

The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of the prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended until we terminate the effectiveness of this registration statement.

The following documents filed with the SEC are hereby incorporated by reference:

(a)
Our prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that contains audited financial statements for our latest fiscal year ended on June 28, 2002 filed on December 11, 2002.

(b)	The description of our common shares contained in our registration statement on Form 8-A filed on December 6, 2002 (No. 001-31560).

Item 4.    Description of the Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

The articles of association of Seagate Technology Holdings (“Seagate Technology”) provide for the indemnification of its directors and officers. Specifically, under the indemnification provisions, Seagate Technology will indemnify its directors and officers against liabilities that are incurred by the directors or officers while carrying out the affairs of the company or discharging the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own willful neglect or default.

Seagate Technology is an exempted company incorporated with limited liability under the laws of the Cayman Islands. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although The Companies Law (2002 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

Seagate Technology has entered into indemnification agreements with its directors and officers, whereby Seagate Technology agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Seagate Technology, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Seagate Technology.

In addition to the indemnification provisions set forth above, Seagate Technology maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit Number	Exhibit
5	Opinion re legality.

10	Seagate Technology Employee Stock Purchase Plan.

23.1	Consent of Counsel (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP, independent auditors.

24	Power of Attorney (included in signature pages to this registration statement).

Item 9.    Undertakings

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scotts Valley, state of California, on this twelfth day of December, 2002.

SEAGATE TECHNOLOGY HOLDINGS

By	/s/ STEPHEN J. LUCZO
Stephen J.Luczo Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

The undersigned do hereby constitute and appoint Stephen J. Luczo, Charles C. Pope and William L. Hudson, and each of them, individually, as our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below that said attorneys and agents may deem necessary or advisable to enable Seagate Technology Holdings to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 12, 2002.

Signature	Title and Capacity
/s/ STEPHEN J. LUCZO Stephen J. Luczo	Chief Executive Officer and Director (Principal Executive Officer)

/s/ CHARLES C. POPE Charles C. Pope	Chief Financial Officer (Principal Financial Officer)

/s/ GLEN A. PETERSON Glen A. Peterson	Treasurer (Principal Accounting Officer)

/s/ DAVID J. ROUX David J. Roux	Director

/s/ DAVID BONDERMAN David Bonderman	Director

Signature	Title and Capacity

/s/ JAMES G. COULTER James G. Coulter	Director

/s/ JAMES A. DAVIDSON James A. Davidson	Director

/s/ GLENN H. HUTCHINS Glenn H. Hutchins	Director

/s/ DAVID F. MARQUARDT David F. Marquardt	Director

/s/ JOHN W. THOMPSON John W. Thompson	Director

/s/ WILLIAM D. WATKINS William D. Watkins	Director

/s/ EDWARD J. ZANDER Edward. J. Zander	Director

EXHIBIT INDEX

Exhibit Number	Exhibit
5	Opinion re legality.

10	Seagate Technology Employee Stock Purchase Plan.

23.1	Consent of Counsel (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP, independent auditors.

24	Power of Attorney (included in signature pages to this registration statement).